Exhibit 99.1

News Release
For information contact:
C. Brian Strickland	Lauren Harris
EVP, CFO & Treasurer	Vice President, Marketing & Communications
(407) 650-1510	(407) 650-1205

CNL Hotels & Resorts Acquires Remaining Interest in the
Courtyard San Francisco Downtown

(ORLANDO, Fla.) June 20, 2006 - CNL Hotels & Resorts, Inc., the nation’s second largest hotel real estate investment trust, announced today that it has acquired the remaining interest in the 405-room Courtyard San Francisco Downtown hotel, increasing its ownership to 100 percent. CNL Hotels & Resorts acquired the remaining 51.85 percent interest from Marriott International, Inc. for a purchase price of approximately $10 million, representing an implied valuation of approximately $79.5 million for the property, or approximately $196,000 per key.

“We are pleased to expand our investment in the Courtyard San Francisco, one of the city’s newest hotels positioned in the heart of downtown’s popular SOMA District. This property is a strong performer in a strengthening San Francisco market, a market that has lagged the U.S. market recovery and poised for substantial upside,” stated Thomas J. Hutchison III, chief executive officer of CNL Hotels & Resorts. “Additionally, this transaction supports our strategic objective to streamline and enhance our corporate financial structure.”

The 18-story Courtyard San Francisco Downtown hotel opened in 2001 and offers 405 guest rooms, including 31 suites, meeting rooms, two on-site restaurants, a fitness center and indoor pool. The hotel is conveniently located minutes away from the Moscone Convention Center, AT&T Park, Union Square, The Metreon Entertainment Complex, Yerba Buena Gardens and the San Francisco Museum of Modern Art.

About CNL Hotels & Resorts, Inc.

CNL Hotels & Resorts, Inc. owns one of the most distinctive portfolios in the lodging industry. With a focus on luxury and upper-upscale properties, the company has approximately $6 billion in total assets with 92 hotels and resorts across North America that operate under brands such as The Ritz-Carlton, Marriott, Hilton, The Waldorf=Astoria Collection and Hyatt. For more information, please visit www.cnlhotels.com.

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Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the future operating performance levels and other statements that are not historical facts, and/or statements containing words such as "anticipate(s)," "expect(s)," "intend(s)," "plan(s)," “could,” "target(s)," "project(s)," "will," "believe(s)," "seek(s)," "estimate(s)" and similar expressions. These statements are based on management's current expectations, beliefs and assumptions and are subject to a number of known and unknown risks, uncertainties and other factors, including those outside of our control that could lead to actual results materially different from those described in the forward-looking statements. The Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company's expectations include, but are not limited to: a change in the national economy; the occurrence of terrorist activities or other disruptions to the travel and leisure industries; natural disasters; and such other risk factors as may be discussed in our annual report on Form 10-K and other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.